Exhibit 5.1

Stites & Harbison, PLLC
400 West Market Street, Suite 1800
Louisville, Kentucky 40202-3352
Telephone: (502) 587-3400

May 12, 2004

Industrial Services of America, Inc.
7100 Grade Lane
Louisville, Kentucky 40213

Re: Registration Statement on Form S-3

Gentlemen:

        We have acted as counsel for Industrial Services of America, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 40,000 shares (the "Shares") of the Company's common stock, $.0005 par value per share, to be issued by the Company in connection with the exercise of an option by R. Jerry Falkner ("Falkner") granted to him pursuant to a stock option agreement, dated June 11, 1996, from the Company to Falkner.

        In connection with this opinion, we have examined the Registration Statement and all exhibits thereto. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others and considered such matters of law as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

        Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that when (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Shares have been sold in accordance with the Registration Statement and duly delivered against payment therefor, the Shares will be legally issued, fully paid and nonassessable.

Our opinion is limited by and subject to the following:

        (a)        In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

        (b)        Our opinion is based solely on and limited to the laws of the State of Florida, the Commonwealth of Kentucky and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STITES & HARBISON, PLLC

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